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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

Contact:         William D. Swain
                 Chief Financial Officer
                 Metricom, Inc.
                 (408) 399-8200



Los Gatos, Calif. August 29, 1996 -- Metricom, Inc. (NASDAQ/NMS: MCOM) announced today the private placement of $45,000,000 of its 8% convertible subordinated notes due 2003, at 100 percent of their principal amount. The notes are convertible into shares of common stock of the Company at any time from November 26, 1996 until maturity, unless previously redeemed or repurchased, at a conversion price of $14.55 per share, subject to adjustment under certain conditions. The notes are redeemable in whole or in part at the option of the Company at any time on or after September 15, 1999, on terms specified in the offering memorandum. Net proceeds to the Company from the sale of the notes will be used to finance the development, deployment and commercialization of the Company's Ricochet networks.

         Furman Selz LLC and Feshbach Brothers Investor Services Inc. acted as the placement agents of the issue.

About Metricom, Inc.

         Founded in 1985, Metricom is a leading provider of wireless data communications and network solutions for personal computer and industrial applications. The firm, headquartered in Los Gatos, California, develops license-free, high-performance products that feature advanced spread spectrum packet radio technology, which sends data across a network of intelligent radio nodes. Metricom's Ricochet division provides wireless Internet and other service solutions for groups and individuals in the corporate, consumer and educational market sectors. Ricochet networks are currently installed throughout the greater San Francisco Bay Area and Seattle, and on corporate and college campuses across the nation. The Ricochet Network will be available in Washington, DC later in 1996.

         The UtiliNet division of Metricom offers wireless network solutions to the electric, oil, gas and waste management industries with over 40 installations to date.

         For more information on Metricom and its products and services, visit the Metricom World Wide Web site at http://www.metricom.com. Ricochet Wireless Modems and Internet





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Services are available at retail stores in the greater San Francisco Bay Area and Seattle, by contacting Metricom directly at (888) 4-NO-WIRES, or by visiting its Web site.

Metricom is a registered trademark, and Ricochet is a trademark of Metricom, Inc. All other trademarks are the property of their respective owners.

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